Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Caraustar Second Quarter 2006 Financial Results - Live Webcast

Event Date/Time: Jul. 28. 2006 / 9:00AM ET

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Mike Keough

Caraustar - President, CEO

Ron Domanico

Caraustar - CFO, EVP

Bill Nix

Caraustar - VP, Treasurer, Controller

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse - Analyst

Joe Stivaletti

Goldman Sachs - Analyst

Bill Hoffman (ph)

UBS - Analyst

Rich Schneider

UBS - Analyst

Christopher Chun

Deutsche Bank Securities - Analyst

David Frey

Stanfield Capital Partners - Analyst

Scott Roberts (ph)

AIMS Investments - Analyst

Larry Clark (ph)

PCW - Analyst

Eric O

Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to today’s teleconference. At this time, all participants are in a listen-only mode. Please note this call may be recorded.

I would now like to turn the call over to the Vice President, Treasurer, and Controller of Caraustar Industries, Mr. Bill Nix. Please go ahead.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thank you Sunny. Good morning. Welcome to the Caraustar second quarter 2006 conference call. On the call today are Mike Keough, President and CEO, Ron Domanico, Senior Vice President and CFO. Before we begin the call I would like to provide you with our forward-looking disclaimer statement. The Company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actuals results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters, and to the Company’s filings with the Securities and Exchange Commission.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

We have about 20 minutes of prepared comments. Then we will open it up for questions. At this time, I turn the call over to Mike Keough.

Mike Keough - Caraustar - President, CEO

Thank you Bill. And thank you all for joining us on this morning’s call. Our press release this morning highlights a quarter that we feel good about. We continue to make progress with our transformation plan, and we will add context and color to the release during the call. We continue down the path of our transformation plan that calls for a more normalized balance sheet, and a portfolio of businesses that we can excel in.

During the first quarter call, we announced the sale of the Company’s 50% interest in Standard Gypsum, and the call for redemption of our outstanding 9.875 senior subordinated notes due in 2011. All of the proceeds from the Standard Gypsum sale were applied to the redemption, which took place on May 1st. This eliminated about half of our debt and increased our financial flexibility. This will enable us to pursue alternatives to build top line profitable growth.

On the same call we announced the tentative agreement with Cascades, to sell the Sprague Paperboard mill. That transaction closed on July 19th. Consistent with our activities to consolidate, eliminate cost, and focus on customers, we combined our Tube and Core and Custom Packaging businesses into the Converted Product groups. That’s the new name of the group. We believe this combination will allow us to leverage certain functions, activities, and operations. You will hear more about this activity during the call.

For the quarter, sales from continuing operations increased 7.6% over the same quarter in 2005, driven by price, volume, and mix. The press release shows a loss of 8.1 million, or $0.28 per share for the quarter, but we see this quarter as $0.14 * positive, based on a look through basis. Ron will take you through the nonGAAP reconciliations.

As highlighted earlier, sales from continuing operations were up 7.6% Q2 Q2, and up 7% year-to-date. We had good demand for our products during the quarter. We ran our mills at a 95.7% operating rate, which was slightly down from our Q1 rate of 96.9%. Our initial indication is that we ran at numbers higher than the industry. Tube and Core tons were flat Q2 to Q2, and down 1% sequentially.

We announced the launch of a new weather-resistant product, Kolumn Form with KlimatePRO. Caraustar’s Paperboard mills and Adhesive facilities developed this superior product to specifically meet the growing demand by contractors and construction customers for rain-resistant column forms. We continue to shape the mix of our Tube and Core business away from textiles, and see good growth within our Construction Tube and Protect-A-Board segments.

Our Folding business continues to consolidate operations while maintaining it’s book of business. During the quarter we shut Birmingham, Alabama, which was a small location, and moved most of the business to the Charlotte, North Carolina location. Also shut our Mentor, OH location in late April, and we have been successful in transferring all accounts to sister plants in Chicago, Randleman, North Carolina, Grand Rapids, Michigan, St. Louis and Kingston Springs, Tennessee.

Business was up 3.5% Q2 to Q2, but down 3.8% sequentially. Q1 I would like to note, was the strongest quarter in the past five. Gypsum facing paper continues to be one of the big stories in Caraustar. Stress in the segment continues with shipments up 10.8% Q2-to-Q2, and is up 10% year-to-date. We see more of a soft landing with the housing industry. Interest rates are moving up. So we remain bullish on gypsum facing within Caraustar, and the industry quite frankly. Specialty Converted products down 3.8% Q2-to-Q2, and are off 1.2% year-to-date.

Keep in mind that 2005 was a very strong year for Specialty Converted products. This tends to skew our ‘06 numbers. Additionally, the sale of our Partition group has taken away tons, and the continued migration of products to China, will challenge this segment. On the positive side, we ‘re upgrading our Austell #1 machine, which will give us more access to the high-end book and binder industry. In the supplemental data, you will see that our mill Average Selling Price was up $15 dollars a ton Q2-to-Q2, and up $1.00 sequentially.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

We also reported that our Tube and Core average selling price was up $48 a ton Q2-to-Q2, and also up $19 a ton sequentially. We announced a $40 a ton URB increase that went into effect on June 26th. We’re in the middle of this price campaign, and we followed it up with a 6% Tube and Core increase effective July 31st. We will need these increases to offset recent Fiber increases. We will talk more about that in a minute. In fact, we will talk about it right now.

Fiber costs have clearly swung in the wrong direction, and pretty dramatically. OCC, Southeast, and the [allow] sheet has moved from $50 a ton to $100 a ton in the past five months. The hike is tied to consistent exports to appetite, I think China, and a very busy U.S. container board business running at 100%. We see Fiber moving up in Q3 specific to Caraustar, to play catch up with the publications. This increase could be somewhere in the low-$20 range.

We will know more over the next week or so. Average mill energy costs were up $7 a ton Q2-to-Q2, but did pull back $6 a ton sequentially. Ron will go into great detail on the energy side. I will be back for wrap up comments.

I will turn the call over to Ron Domanico.

Ron Domanico - Caraustar - CFO, EVP

Thanks Mike. Good day everybody. As Mike mentioned care Caraustar in is in the process of a strategic transformation. While we’re making significant progress, it results in a lot of moving parts, that complicate the transparency of our underlying performance.

In the second quarter 2006 Caraustar reported a loss from continuing operations of $8.1 million, or $0.28 per share. This included $3.6 million pretax, or $0.08 per share in restructuring and impairment costs, $1.7 million pretax, or $0.04 per share in transformation costs that did not qualify for restructuring treatment, specifically accelerated depreciation for shut facilities, severance, and inventory write-down, $1.5 million, or $0.03 per share, for vendor claim of underbilling for prior periods, $10.3 million pretax, or $0.22 per share, in costs associated with the redemption of the senior subordinated notes that was completed on May 1st, 2006.

Excluding these items, the adjusted income from continuing operations for the second quarter 2006 was $2.6 * million, or $0.09 * per share. The interest on the senior subordinated notes from April 1 through May 1, 2006 was $2.1 million, or $0.05 per share. The notes were redeemed primarily with the proceeds from the sale of our 50% partnership interest in Standard Gypsum, that was completed in January of this year.

The cash distributions from Standard Gypsum approximated the interest expense on the senior subordinated notes. There was a 4-month difference in the timing of the sale of Standard Gypsum, and the redemption of the notes, and the underlying performance of the business is best demonstrated by excluding both transactions from the results. Excluding the sub note interest increases the adjusted income from continuing operations for the second quarter 2006 to $3.9 * million, or $0.14 * per share.

In the second quarter last year 2005, Caraustar reported income from continuing operations of $1.1 million, or $0.04 per share. Included in last year’s results was a $0.03 charge from the change in the Ohio state tax law, $0.03 in charges from the closure of Palmer, MS folding carton plant, $0.16 contribution from Standard Gypsum, and $0.14 interest expense on the senior subordinated notes. Therefore the underlying performance as we see it was approximately $0.08 * per share.

Favorable variances in the second quarter 2006 versus last year, include $2.6 million pretax, or $0.06 per share, and higher paperboard pricing $1 million, $0.02 per share in higher paperboard volume, $3 million, another $0.06 per share in higher Tube and Core margins, and $1.5 million, or $0.03 per share in higher volume and margins in the Recovered Fiber group.

The unfavorable variances include $1.4 million, or $0.03 per share in higher energy costs, $1.4 million, or $0.03 per share in unfavorable folding carton pricing, and $1.6 million, $0.04 per share, in higher other manufacturing costs, which includes Plastic, Shrink Wrap, Steel Strapping, Wood pallets, paper cores, et cetera. SG&A in the second quarter 2006 was $31 million, up $300.000, or 1% from prior year. This is down on a comparable basis, as there is a one-time pretax charge of $500,000 for severance in 2006.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Look through SG&A is down $1.5 * million from the first quarter 2006. For the $33.7 million reported, less the $1.2 million litigation settlement, and a $0.5 million in doubtful account reserve increase in the first quarter. Increases in salary and wages, health care, and pension expenses have been more than offset by cost takeout initiatives.

Energy continues to be a challenge for Caraustar. Despite record crude oil prices, fuel costs in our uncoated mill system went down from $68 per ton in first quarter 2006, to $62 per ton in second quarter. This compares to $54.50 per ton in the second quarter 2005.

The variance was driven by natural gas prices that averaged $8.30 per MMBTU in the second quarter of 2006, down from $10.39 per MMBTU in the first quarter 2006, but up from $7.64 a year ago. Fuel costs are expected to decline further in the third quarter, as we have locked in lower rates for more than two-thirds of our requirements.

Our Boiler fuel mix based on BTUs was 10% oil, 37% coal, 46% natural gas, and 6% electricity. In the second quarter, we used 1 trillion BTUs of boiler fuel, and 1.6 trillion BTUs of total energy. Natural gas has not been the only volatile fuel however. Versus first quarter 2006, fuel oil declined from $8.65 per MMBTU, to $7.68. Electricity was down from $7.01 to $5.65, but coal increased from $3.89 to $4.04 per MMBTU.

Freight is not as volatile as Energy, and rates have remained relatively flat in the second quarter. The Fuel surcharge however increased $0.06 per mile from the first quarter, to $0.29 per mile in the second quarter. The recent increases in crude oil prices don’t bode well for the outlook in Freight rates going forward. Too soon to tell, but I would expect that higher freight rates could erode about half of our energy savings in the third quarter.

As Mike mentioned, Fiber prices were very favorable in first quarter 2006, in fact, at the lowest level in 8 quarters. However, we saw dramatic increases in the publication prices for Recovered Fiber in the second quarter. High Southeast OCC, again excluding Freight, went from $50 per ton in February to $100 per ton on July 1st. Compared to first quarter 2006, our delivered fiber cost in second quarter was up $16.50 per ton.

Caraustar’s Fiber requirements are 47% OCC, 30% mixed paper, 15% DLK, and 6% news. The impact of higher fiber prices should support our announced price increases, but the net impact on higher margins has not been estimated. In the first six months of 2006, Caraustar reported income from continuing operations of $72.4 million, or $2.69 per share.

I will not go into further detail on the year-to-date results, and turn it over to Bill to review cash flow, liquidity, debt including the refinancing, and working capital.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thanks. We have again included an EBITDA line in the Supplemental Data sheet, which will provide you with the base number for the past five quarters, as we calculate it for purposes of our senior secured credit facility. We will also provide you with the detailed calculation in the 8-K for today’s call.

Second quarter 2006 EBITDA was 16 * million and consisted of the following items, Pretax quarterly loss (8.2 million), tax benefit in (3.9 million), add back interest expense of 7.0 million, add back depreciation and amortization of 5.7 million, subtract income from unconsolidated affiliates of 2.1 million, add JV cash distributions of 5 million, add a loss on the bond redemption of 10.3 million, and add back non-cash restructuring and impairment of 2.2 million. That should foot to 16 million. This compares to 24.7 * million for the same period a year ago, and 10.6 * million for the first quarter of 2006.

Primary reasons for the decrease over the second quarter a year ago, are lower EBIT from continuing operations, and an $8.5 million decrease in JV dividends, which was attributable to the sale of Standard Gypsum. The increase from first quarter 2006 EBITDA of 10.6 * million, is the $5 million catch-up of dividends from PBL. You may recall we got zero distributions in the first quarter. Subject to PBL business needs, and their Board approval, we are assuming the resumption of normal cash dividends from PBL for the second half of 2006.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Turning to cash and available liquidity, we ended the quarter with $7.4 million in cash. We will show minimal cash on the balance sheet going forward, as we will fund presentments, checks that clear daily from the revolver, and any cash receipts will reduce revolver debt. Our current senior secured credit facility had $15 million in outstanding borrowings, as well as $34 million funded under the term loan portion of the facility. Of the $34 million term loan, 28.2 million is in long term debt, 5.8 million is shown as current, the amount that is due within one year.

Subsequent to quarter end, we repaid the $15 million outstanding balance on the revolver with the proceeds from the sale of the Sprague mill. Availability under the revolver after considering the $15 million repayment is approximately $84 million. We will reduce the revolver commitment from 110 million, to 100 million or less in the third quarter, to give effect to the sale of assets which reduce our borrowing base. Capital expenditures for the quarter were 8 million, which was the same as for the second quarter 2005.

Taking a quick look at working capital. Again, controllable working capital which we define as inventory plus accounts receivable less accounts payable, decreased slightly on a quarter-over-quarter basis. For the quarter, accounts receivable decreased primarily due to the timing of cash receipts. Inventory and Accounts Payable were relatively unchanged. Year-over-year Days Payable Outstanding was flat at 34 days, Days Inventory Outstanding was also flat at 31 days, and Day Sales Outstanding was down 1 day at 37 days.

Mike has some closing comments.

Mike Keough - Caraustar - President, CEO

Thank you Bill. Although we don’t give guidance, we see reasonably good volume going into Q3. One concern would be that we saw more customer extended July 4th holidays than we would like to see. So we will keep an eye on that.

We will continue to see Fiber costs climb in the third quarter, as we highlighted earlier. But when we step back and look at where, say OCC is now, we see U.S. mills pretty much balanced out. This comes from our Recovered Fiber group, that has a pretty good view of the world. We wee them balanced out with both OCC and DLK, after building inventories in a large way over the last couple months.

It’s pretty hard to judge China. Usually a 60-day lag just to get a sense of where they really are. But it feels like we are close to the top with OCC pricing. If there’s any movement up, we think it’s as we sit here today going to be minimal. The bet on our end is it could be flat, and then start to tail off. Our price recovery efforts are going to be material. But I would tell you that my guess is based on the market, we will be short of the full amount that we’ve announced. Unfortunately, that’s all I can say about the outlook at this time.

At this point, I would like to ask Sunny to open the call for questions.

QUESTION AND ANSWER

Operator

Sure. [OPERATOR INSTRUCTIONS] We will take our first question from the Bruce Klein from Credit Suisse. Go ahead.

Bruce Klein - Credit Suisse - Analyst

Good morning.

Mike Keough - Caraustar - President, CEO

Hey Bruce.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bruce Klein - Credit Suisse - Analyst

Wanted to confirm, the inventory and the severance charge, where was that in the income statement, I might have missed that?

Mike Keough - Caraustar - President, CEO

Inventory write down was in Cost of Goods Sold, and the severance was in SG&A.

Bruce Klein - Credit Suisse - Analyst

And cash dividends from PBL I guess have been a little lumpy. What sort of drives that in the second half? Did you say more normal?

Mike Keough - Caraustar - President, CEO

We anticipate the second half will be normal - more normal in line with last year. Last year PBL distributed $13 million in cash to each partner. This year we got 5 million in the second quarter, and we’ve been holding a little bit back looking at some potential capital projects to increase productivity and capacity at PBL, based on the markets, those projects will probably be pushed out certainly to next year. We expect a normal resumption of cash distributions.

Bruce Klein - Credit Suisse - Analyst

And the bridge you gave us on I think the EBITDA, was that year-over-year or sequential? Is that 2Q ‘06 versus 2Q ‘05?

Ron Domanico - Caraustar - CFO, EVP

That’s 2Q ‘06. That’s a reconciliation. That’s how we calculate EBITDA for the bank facility. Same as we’ve done every quarter.

Bruce Klein - Credit Suisse - Analyst

I think in Ron’s comments you gave a price volume, before margins. You gave some positives and negatives, which I think was getting us - Were you comparing those year-over-year or sequentially?

Ron Domanico - Caraustar - CFO, EVP

That was year-over-year Bruce.

Operator

Next question, Joe Stivaletti with Goldman Sachs. Go ahead.

Joe Stivaletti - Goldman Sachs - Analyst

Hi. Also on the accelerated depreciation charge, where was that in the quarter?

Unidentified

The accelerated depreciation is cost of goods sold.

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Joe Stivaletti - Goldman Sachs - Analyst

Could you talk at all how where things stand with your remaining assets sales? I know on the last call you sort of referred people to a consensus type $15 million proceeds number without saying anything about it. You sold obviously the Sprague mill. I wondered if you could give us color on where everything else stands and what the timing might be, how we should be thinking about that?

Unidentified

Three major asset groups still being held for sale, Joe. We’ve got the two CRB mills, one in RIT man, Ohio, one in Iowa. The one has an option acquired by Cascades. It’s not exercisable until next week actually is the first time it could be exercised. Where they would have the opportunity to purchase the customer list and some of the coding equipment from that mill. We’ve been in contact with Cascades, but at this point we don’t have any reason to doubt that they will exercise that option.

We don’t have an idea of the exact timing. But it will most likely be a third quarter event. The tame mill continues to do very well. They’ve been a strong cash generator. They are continuing to generate even higher levels of cash. And we are actively marketing that property. We are not prepared to give it away. So, we are evaluating alternatives.

We have said that we ‘re going to do everything in our power to complete that transaction in 2006. But at the same time, we want to do what’s best for our shareholders with the property. So there is a possibility to go slightly beyond that. But, again, we are giving it our best efforts to get it done this year.

Third held for sale are specialty products group. We have been in negotiations for quite some time there. We have executed LOI and feel comfortable that that transaction will close in the next several months. Whether it’s late Q 3 or early Q 4, it’s too early to tell.

But it will definitely be a 2006 event. The $50 million number that you referred to previously is still a good estimate in the eyes of the company. On the gross proceeds from the combined transactions. That does include the 14.5 that was received for Sprague.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Great. That’s helpful. And I guess just, you had talked before about in some of your releases as you’ve done all these major transformations about possible areas to expand in acquisitions or any possible change in your existing joint venture ownership. And I was wondering if there was anything going on there yet or maybe if you’re wanting to do these asset sale s first?

Unidentified

Yes. Specific to PBL, we have a very good relationship with [TubLynn] and we feel very good about that business. Right now we’re going to continue to go down that road with a joint venture with both companies. Think there are a lot of moving pieces. And we have recently combined two major businesses and we highlighted that comment. I think we will have a better sense as time rolls on. In terms of opportunities to invest going forward, looking into the future, we ‘re looking at potential bolt ons, anything of scope will probably take the element of time.

Joe Stivaletti - Goldman Sachs - Analyst

And - okay. Thanks. The last thing was just maybe if you could give us an updated CapEx figure for this year.

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Unidentified

The number hasn’t changed, Joe, or the estimate. We’ve seen some higher levels in the first half having to do with the sale of our partition business where we incurred about 1.7 million in CapEx to close that transaction. On our ERP project for year-to-date, we are about $5.2 million in investment there. Outlook for the full year is unchanged. Should be in the $25 million range but certainly below 30.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Great. Thanks a lot.

Operator

We will take our next question from the side of Bill Hoffman with UBS. Go ahead.

Bill Hoffman - UBS - Analyst

Good morning.

Unidentified

Morning.

Bill Hoffman - UBS - Analyst

Just want to get a little bit of color on the fundamental perspective, what you’re hearing from your customers, as far as the announced price increases and capability passed through the higher OCC costs. Clearly operating rates came down a little bit for you guys in the quarter. But the market seems to be reasonably firm. So I wonder if you could help us, Mike, with —

Mike Keough - Caraustar - President, CEO

Sure. Bill, we came out with a price increase onto U R B side of $40 a ton effective June 26th. We did that at a time when fiber in that period of time when we announced it, which would have been in the late March period of time, from memory. We had fiber considerably below where it is now. So we hit the streets and everybody makes their own call independently. What’s happened, fiber has spiked. So we were out there a while on the 40 dollar a ton increase. I would say that we have, you know, belief that we ‘re going to cover fiber at a minimum.

And I think I told you that we see Q 3 fiber moving up somewhere in the low 20 dollar range, maybe it’s 20 to 24. I think any recovery on the U R B side north of that is going to take some heavy lifting. And kind of the back drop from a fundamental standpoint, I know a lot of folks on this call cover container board.

Look at URB you have reasonably good operating rates. But what I don’t see are just jam-packed backlogs. I think to really be successful and putting in the full amount, I think you got to be close to a 100% and you have to have a very strong backlogs. I see backlogs in the uncoated side as okay but less than robust. Although we exited CRB in terms of, you know, on a going forward basis, we just handed over the Sprague mill, and we continue to run rip man and tame up.

But we ‘re exiting the business and they are being held for sale. I will tell you that our backlogs from that business are strong. Because of that price moves up dramatically. And the container board industry is a good indication.

When you ‘re 100% and you have backlogs that push out many, many weeks, I think you have more backbone. Companies have more backbone and there’s a higher probability of recovery. We also have the 6% tube and core July 31st. That came out after, you know, more of a spike on the fiber side. I feel pretty good about that price increase.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Hoffman - UBS - Analyst

Thanks, Mike. Next question is just sort of more big picture. I mean, you know, you transitioned the company now away from the CRB side, at least completed probably second half of the year. We’ got the focus on the gypsum facing paper which has growth to it but looking into a slowing housing market. On the one side.

On the other side of business URB business, tube and core, also quite economically sensitive. Now that you have a somewhat cleaned up balance sheet, we don’t think it’s done yet, what do you look for as sort of the next step, if you have businesses that are going to be hit by recession here or slowing economic growth going forward?

Unidentified

It’s interesting when you talk about gypsum. We do see continued growth in that segment for a host of reasons. Number one, if you take a look at gypsum facing paper, only 40 % goes in new home construction. 40% does go into rehab. 20% going into the commercial side. And a lot of people don’t know this fact, but in the last 20 years the average square footage of a home has moved up from memory somewhere close to 25%. I will come up with the exact number before the call is out.

Think about these homes with 9’ ceilings, 10’ ceilings, and just the average square footage of a home has improved, it’s gotten larger. We don’t see that slowing down. Even if there’s pull back and it appears that there will be, based on our uniqueness of providing a specialty sheet coming out of Sweetwater, and also having we believe as a benchmark coming out of PBL, we don’t see a slowdown. We have we think roughly 100,000 to 125,000 tons of hope capacity to run additional gypsum facing.

And we are working on a handful of major projects that we can sell to. So we feel very good about that. On the uncoated side, I think I mentioned that on the specialty side that we’re not as strong as we were in 05. We have made some strategic moves in the company to position our uncoated side via tube and core or segments like converted products to compete.

We talked about KlimatePRO. We feel good about the construction tube end of the business. Inside of tube and core. Protect-A-Board business continues to grow. Paper segment is up. And Film we think will continue to be good.

On the full man side we are consolidating our business, but we’re running comparable sales dollars/tons units through fewer locations. So we will continue to look for the right fit inside the company. I think the broader question is longer term, what are the opportunities. And we are exploring those. But that’s going to take more time.

Bill Hoffman - UBS - Analyst

Thanks for that.

Operator

We will take our next question from the site of Rich Schneider from UBS. Please go ahead.

Rich Schneider - UBS - Analyst

Good morning. I was wondering just following up on the price question, do you think that you will be able to offset the $20-plus of higher fiber cost in the third quarter, if the third quarter with price, or is that going to be something that will take to the fourth quarter?

FINAL TRANSCRIPT

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Unidentified

Rich, I think that we’re working real hard to cover that spike during the third quarter. I think it’s going to be close just based on how price flows through. And what we’re going to do - we think fiber could move up $20 to $24 a ton. The challenge for our mill group is to look for lower cost fiber. We work on that every day to try to not let that happen. And we’re going to push through as much price as we can get. But our belief is that we will cover that spike. If not in the third quarter, toward the end of the third quarter or roll a little bit into Q4.

Rich Schneider - UBS - Analyst

And then on the energy side, natural gas at this point looks like it will be down for you all. You should know that because you’re two-thirds locked in. And I know you said that transportation costs could be up. How does that all work through? What are you sort of looking at? I imagine energy total costs you’re looking to be down. But how much in the third quarter?

Unidentified

Rich, I’m guessing total energy probably will be down between 1 and $1.5 million in Q3 versus Q2. 0.5 million of that may be in discontinued ops. Believe it or not the CRB mills use exactly as much energy as the URB mills. Now there’s only two. When we had three CRB mills versus 11 URB mills, they are energy hogs. Of savings 1 million maybe continuing OPs and freight up. We should see a half million improvement in continuing OPs.

Rich Schneider - UBS - Analyst

Okay. And then your SG&A as you mentioned came down, which is a nice contributor in the quarter. How do you see that trend? Do we continue to look - in the same quarter 12.5% of sales, is that going to continue to trend down over the next couple of quarters as you see it?

Unidentified

We have initiatives in place to make that continue to trend down. We ‘re in the mid of an ERP implementation. We are unable to take a lot of the drastic measures that you would consider in a situation where you want to make quick moves. We believe the payout on the ERP project is significant and reduce SG&A probably in the back half of 2007.

So, in the meantime, where you’ve got actually extra resources involved in implementing that system internal and external. Mike mentioned the consolidation of tube and core and new products group, that will reduce - result in SG&A savings but probably an additional one time charges for restructuring in Q 3 to effect that integration.

And the third thing is we do have an initiative underway, a pretty comprehensive one to evaluate all the activities that we’re doing in SG&A functions. Our goal is to eliminate those activities that aren’t linked directly to adding value to our customers and to our bottom line. We have those three things going on at the same time. I would hope that the SG&A reduction that we had in Q2 would continue into Q3 and the rest of the year.

Rich Schneider - UBS - Analyst

ERP, how much are you spending on that? When will that be complete second half of 07?

Unidentified

The ERP has 11 different modules in it, rich. We will implement the finance and H R modules on January 1 with a go live. To date the project has spent approximately 8 million dollars which began probably in the second quarter of 2005. We expect that the most of the spending will be completed by the end of this year. Total spending on the project externally will be in the range of 12 to 14 million dollars. And the vast majority of that will be capitalized.

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Rich Schneider - UBS - Analyst

And then when, you know, fully ramped up, you’re going to have to get everybody trained on it so -

Unidentified

Training is going on as we ‘re building it. So it’s a rollout process. The entire rollout could take 12 to 15 months starting after the financials are implemented on January 1. And we ‘re doing two things. Number one, we’re doing it so that we manage our costs. But we ‘re also managing the impact on the organization. And the minimum SAGS of any possible disruptions for our customers. So we’re trying to be as smart as possible and also we ‘re watching every dime.

Rich Schneider - UBS - Analyst

Great. And just a knit picking thing. On PBL profitability was down year-over-year, at least equity line contributions from PBL. Is that again due to the split between Sweetwater and PBL, in terms of volume and where that’s coming from?

Unidentified

Two reasons. Number one, on the first quarter we had a down which had an impact. But also you hit on it a year ago. Sweetwater was down. We have moved some of the that we had at PBL back to Sweetwater. It has implication on PBL. So yes.

Unidentified

Rich that down had to do with an external third-party Utility going down for 5.5 days.

Rich Schneider - UBS - Analyst

That was the first quarter, right?

Unidentified

End of the first quarter.

Rich Schneider - UBS - Analyst

But it didn’t have any effect on second quarter.

Unidentified

Second quarter is more mix related and related to crayon sites being run, swinging it back to Sweet water running more gray, back to PBL.

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Rich Schneider - UBS - Analyst

When you discuss gypsum facing and where the product goes, et cetera and why it could be less impacted by the economy, I mean, isn’t another key thing is we’re looking at something like a 15% increase gypsum wallboard capacity starting in ‘07 and going through ‘08. And the question is where are they going to get all their facing paper from? Isn’t that a key driver here?

Unidentified

You know, it is. And we feel very good about that. There aren’t too many folks building new PBLs. We think we’re positioned — we do business with virtually every integrated company out there. And with a number of them we have major initiatives to participate in that growth.

And going back to, I owe Bill an answer. I was going to look it up. If you take a look at the average sized home today compared to 20 years ago it’s up 36% on a square footage basis. It’s not only footprint but also 9’ and 10’ ceilings.

Rich Schneider - UBS - Analyst

Okay. Other than the if facility in Michigan I guess, the Manoch facility, is there any other indications anybody is putting in facing paper?

Unidentified

I think a couple of folks have a couple of things on their back burner. We had an interesting — we have a key customer that exited the paper making. I think it caused some ripples through the industry. I think other folks continue to look at that.

But, Rich, when you go back to the number you talked about, the number of synthetic gyp operations coming on over the next couple years, I guess weshouldn’t be surprised that people are looking for a machine to potentially put in their arsenal. I would tell you on a regular basis we look for expansion opportunities be it at PBL be it the next PBL. We too have our finger on the pulse of what’s out there on the machine standpoint and what fits. There’s a little scurrying around and will continue to monitor it.

Rich Schneider - UBS - Analyst

Perfect. Thanks.

Operator

We will take our next question from the site of Christopher Chun with Deutsche Bank. Go ahead.

Christopher Chun - Deutsche Bank Securities - Analyst

Thanks. Good morning.

Unidentified

Good morning.

Christopher Chun - Deutsche Bank Securities - Analyst

Can you tell us what yo’re expecting interest expense to be in Q 3 versus Q 2?

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Unidentified

It should drop Christopher 1.1 $2.1 million from the 7.0 that we had. So we ‘re looking just below 5 million on interest expense for Q 3.

Christopher Chun - Deutsche Bank Securities - Analyst

Okay. Great. It seems to me that we’ve already already hit on a number of important factors affecting perspective quarter over quarter variance between Q 2 and 3 Q in terms of fiber cost, price, energy and things like that. Are there any other major factors that we haven’t discussed so far on the call?

Unidentified

We tried to cover all the key ones. There’s always the unknown things that we don’t see. But all the factors that drive Caraustar performance, volume, price, energy, fiber have been covered on the call. So we don’t foresee anything else. That doesn’t mean we won’t experience it. But at this point in time we think we’ve covered all the key variables.

Christopher Chun - Deutsche Bank Securities - Analyst

Okay. Finally, I don’t know if this falls into the category of — or not. There’s been talk in the trade that PBG might acquire field container. Can you give us color on how you see the potential market impact from that F any, if that were to happen?

Unidentified

I think it’s too early to tell. We — we are in a unique position where in a short period of time we’re going to become the largest independent, if you will, because we are not going to have mill supply when tame gets sold and the option on rip man. We’re taking a close look at it. I think they are clearly going to be a player with those assets. And whether they go forward with the rumor you’re talking about, I ‘m not sure — I’m not sure what it means. There’s different speculation out there.

I think you just have to step back and look at the fundamental value of that business. Folks have had a real hard time. I think it’s been primarily driven by the fact that there’s been an unbalanced playing field with big companies could leverage you and you were forced to give back price. What you have right now when you take a look at the substrates, you have SBF, CRB up, and I think it’s going to pressurize the converting end of the business.

With a more balanced playing field, I think folks in the industry are going to say no to these bigger customers and are going to have better profitability. So from our perspective as a — as the largest independent carton we will probably pay more for substrates down the road. We believe on a go forward basis we will have leverage in the marketplace to get fair treatment on the price side. So we look at it as a positive.

Christopher Chun - Deutsche Bank Securities - Analyst

Okay. Thanks for your help.

Operator

We will take the next question from the site of David Frey with Stanfield Capital Partners.

David Frey - Stanfield Capital Partners - Analyst

Had I guys. How are you?

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Unidentified

Fine.

Bruce Klein - Credit Suisse - Analyst

Wanted to follow up on Bill Hoffman’s earlier question. With the rise in OCC here you think maybe you will be able to recapture that with this latest price increase. But you’re still not then getting the increase in energy and freight and everything else that hit you in the prior 12 months. I’m just trying to think about from an over all industry macro perspective, you have guys have been running in the mid to high 90s utility SAGS. The city seems to be at that kind of level. It’s a little bit of a leaky bucket where you can’t recover the next rising cost input. I’m trying to figure out if your books weren’t as strong as perhaps some other paper grays out there like container board is a migration away from that substrate that your end customers are doing? What is it in your mind, demand just isn’t there.

Unidentified

If you just step back and you take a look at the URB business and benchmark to CRB today, CRB right now you have clear movement upward because of folks exiting the business. We ‘re exiting. And with that there have been other folks exiting and you’ve had a number of shots. So you have more of a balanced playing field. In the C R B business you have back logs that are stretching right now six to eight weeks. I think that’s the case with container board.

So having no operating rates in the URB space in the mid 90s, if you don’t have the back logs to go along with it, I think it’s the challenge. I think what it speaks to, from a Caraustar perspective, we ‘re going to balance our portfolio and I think we have a history of matching supply to demand. We’ve taken a number of mills down over the past few years. And going forward, when we look at our balances, if we find that we have open capacity and a lower cost operation and we’re short business and we believe it’s not a blip, we ‘re going to need to take a mill down, or a mill or two down. Other folks get to make that decision.

But I think ultimately the consolidation that’s taking place with container board has leveled the playing field where they have the opportunity to plug that leaky bucket.

David Frey - Stanfield Capital Partners - Analyst

So you think it’s less of a demand issue than a supply issue?

Unidentified

I think the reality is it’s a business that because of China, because of off shoring, I think it’s a segment that not a growth and maybe with some negative piece to it. I think that’s the reality. But there’s a lot of businesses out there that aren’t growing that are giving up a couple percent a year that still have a huge critical mass. If one does a good job of balance supply and demand you can be treated well in the marketplace and still make money.

David Frey - Stanfield Capital Partners - Analyst

Great. Thanks guys.

Operator

It appears we have no further questions at this time. We will take our next question from [Scott Roberts, AIMS] Investments.

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Scott Roberts - AIMS Investments - Analyst

Thank you. Just one question. Majority of your debt matures in June 09. My question is, if something goes wrong where you can’t access the markets, debt holders take the company. How close to June ‘09 do you plan to take that back off the table?

Unidentified

We start looking at refinancing at least 18 months in advance. We have been very proactive in managing our balance sheet recently. We continue to look at that. One of the comments Mike made in his opening remarks was the importance of financial flexibility of the Company.

We’re also looking at alternatives where we could restore profitable top line growth. And anything along those lines would certainly consider our current capital structure in coming up with a solution that not only positions the business for profitable top line growth but provides a capital structure that has both the term and the rate that are positive to the stake holders of the Company.

So I don’t think I can be more specific than that. We’re certainly reviewing it regularly. It is top of mind. We do have a game plan in place. We’re not going to get in that scenario that you outlined as a hypothetical. We’re well positioned to manage the transition of our capital structure.

Scott Roberts - AIMS Investments - Analyst

This isn’t something you look at until 18 months before or you have a game plan now?

Unidentified

It’s something we look at all the time, Scott. There’s nothing that says we couldn’t refinance these any time between now and the maturity date.

Scott Roberts - AIMS Investments - Analyst

Okay. That’s helpful. Thank you.

Unidentified

Thank you.

Operator

We will take our next question from the site of Larry Clark with PCW. Go ahead.

Larry Clark - PCW - Analyst

Quickly Ron, what’s the EBITDA from PBL quarter and year-to-date? SGLT EBITDA is the defined by the banks as the cash distributions. In the second quarter it was $5 million. There was nothing in Q 1. So the year to date number is $5 million.

Unidentified

I meant —

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Larry Clark - PCW - Analyst

The underlying EBITDA. P B L as an entity?

Unidentified

Yes.

Unidentified

Quarter.

Larry Clark - PCW - Analyst

And year to date.

Unidentified

Quarter EBITDA for PBL on a standalone basis was 7.5 million. I’m sorry. 7.0 * million for 06.

Unidentified

And we get 50 percent of that year to date is 13.3 , 13.2 *.

Larry Clark - PCW - Analyst

Great. Thanks.

Unidentified

You ‘re welcome.

Operator

We will take our next question from the site of Eric [owe show with buckTed] Capital. Go ahead.

Eric O Analyst

Good morning. Want more detail on the consolidation of Tube and Core and Custom packing. How long do you think it will take to integrate those and what kind of benefits and cost savings do you hope to get?

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

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Unidentified

I would say that our leader who is involved with that business just picked it up. And it takes a little bit of time. I think in the middle of the third quarter we ‘re going to have a pretty good sense of what our options might be. But I think it would be too soon to put a number out there to let you know what we are going to pick up in terms of the up side of that come bination.

Eric O Analyst

Okay. Thanks.

Operator

It appears we have no further questions at this time.

Unidentified

Thank you Sunny. Thank you all for participating in this morning’s call. We look forward to the Q3 call. Thank you very much.

Operator

This concludes your teleconference today. Thank you for your participation. And you may disconnect at any time.

Note Regarding Non-GAAP Financial Measures

This presentation includes reconciliations for the following non-GAAP financial measures:

•	Reconciliation of Income from Continuing Operations and EPS Calculation, Excluding Restructuring and Impairment and Other Specific Costs

•	Reconciliation of Selling, General and Administrative Expenses to “Look Through SG&A”

•	Reconciliation of GAAP Net Income (Loss) to EBITDA

•	Reconciliation of Joint Venture EBITDA

These items were discussed on the Company’s conference call held July 28, 2006 regarding its financial results for the three-month and six-month periods ended June 30, 2006. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Income from Continuing Operations and EPS Calculation Excluding

Restructuring and Impairment and Other Specific Costs

(in thousands, except per share data)

	Q2 2006	Q2 2005
Income (loss) from continuing operations (GAAP)	$(8,119)	$1,091
Adjustments:
Restructuring and impairment costs	$3,620	$0
Other transformation costs not qualified as restructuring	$1,746	$0
Vendor claim for billing discrepancies	$1,500	$0
Costs associated with redemption of senior subordinated notes	$10,272	$0
Costs associated with the closure of the Palmer carton plant	$0	$1,500
Contribution from Standard Gypsum	$0	$(7,395)

Total Adjustments	$17,138	$(5,895)
Tax benefit (provision) for adjustments at 37.2%	$(6,375)	$2,193
2005 State of Ohio change in tax law	$0	$850

Adjustments net of tax provision	$10,763	$(2,852)

Adjusted net income (loss) from continuing operations (Non-GAAP)	$2,644	$(1,761)

Adjusted net income (loss) per share from continuing operations (Non-GAAP)	$0.09	$(0.06)

Diluted weighted average number of shares outstanding	28,570	28,857

Adjusted net income (loss) from continuing operations (Non-GAAP)	$2,644	$(1,761)

Plus: Interest expense for 9 7/8% senior subordinated notes	$2,050	$6,260

Tax benefit (provision) for adjustments at 37.2%	$(763)	$(2,329)

Adjusted net income (loss) from continuing operations (Non-GAAP)	$3,931	$2,170

Adjusted net income (loss) per share from continuing operations (Non-GAAP)	$0.14	$0.08

Caraustar Industries, Inc.

Reconciliation of Selling, General and Administrative Expenses to “Look Through SG&A”

(in thousands)

	Three Months Ended
	June 30, 2006	March 31, 2006	Change
Selling, General and Administrative Expenses (GAAP)	$31,043	$33,651	$(2,608)
Adjustments:
Litigation settlement	$0	$(1,200)	$1,200
Severance	$(500)	$0	$(500)
Change in allowance for doubtful accounts	$0	$(450)	$450

“Look Through SG&A” (Non-GAAP)	$30,543	$32,001	$(1,458)

Caraustar Industries, Inc.

Reconciliation of GAAP Net Income (Loss) to EBITDA

(in thousands)

	Q2 2006	Q1 2006	Q4 2005	Q3 2005	Q2 2005
Net Income (Loss) -GAAP	$(8,206)	$80,652	$(103,999)	$45	$114

Plus: Tax Provision (Benefit)	$(3,893)	$43,886	$(36,306)	$118	$3,519

Plus: Interest expense	$7,029	$10,096	$10,393	$10,466	$10,425

Plus: Depreciation and Amortization	$5,664	$6,045	$7,359	$7,360	$7,655

Less: Income from Unconsolidated Affiliates	$(2,060)	$(1,591)	$(9,512)	$(9,615)	$(9,560)

Plus: Distributions from Unconsolidated Affiliates	$5,000	$0	$10,500	$12,500	$12,500

Plus: Loss on bond redemption	$10,272	$0	$0	$0	$0

Plus: Non cash Restructuring and Impairment costs	$2,150	$4,860	$135,623	$(422)	$68

Plus: Loss on disposal of Partition business	$17	$1,880	$0	$0	$0

Less: Gain on Sale of Standard Gypsum, L.P.	$0	$(135,247)	$0	$0	$0

EBITDA (Non-GAAP)	$15,973	$10,581	$14,058	$20,452	$24,721

Caraustar Industries, Inc.

Reconciliation of Joint Venture EBITDA

(in thousands)

Premier Boxboard Limited (100%):

	Three Months Ended 2Q 2006	Three Months Ended 1Q 2006	Six Months Ended 2Q 2006
Operating income (loss)—GAAP	$4,995	$4,177	$9,172
Depreciation and amortization	$2,038	$2,037	$4,075

EBITDA (Non-GAAP)	$7,033	$6,214	$13,247

Caraustar’s 50% interest of EBITDA (Non-GAAP)	$3,517	$3,107	$6,624